PRINCOR FINANCIAL SERVICES CORPORATION
                          The Principal Financial Group
                           Des Moines, Iowa 50392-0200
                                 (515) 247-5711

                                     DEALER
                                SELLING AGREEMENT
                                  FOR SHARES OF
                      PRINCIPAL SPECIAL MARKETS FUND, INC.



                                           __________________, 19_____


As Distributor and Principal Underwriter for Principal Special Markets Fund, Inc., (hereafter sometimes referred to as the "Fund"), we invite you to become a Selected Dealer to distribute shares of the Fund.

1. Orders for shares received from you and accepted by us will be at the current public offering price applicable to each order as established by the then current Prospectus of the Fund. Shares of the Fund are currently sold at net asset value. The procedure relating to the handling of orders shall be subject to instructions which we shall forward from time to time to all Selected Dealers. The Fund reserves the right to withdraw shares from sale temporarily or permanently. All orders are subject to acceptance or rejection by us and the Fund, each in its sole discretion.

2. The minimum initial purchase in the Fund is $1.0 million, which may be made over a three month period. Investments made by an individual, the individual's, spouse and dependent children or by a trustee will be treated as investments made by a single investor in determining whether the minimum initial purchase requirement is satisfied.

3. As a Selected Dealer, you will be paid a fee quarterly in an amount equal to .10% on an annualized basis of the average net asset value of shares held in all customer accounts which have been established due to your efforts.

     (a) There is no concession or sales charge when a distribution of dividends or capital gains to a shareholder is reinvested for the shareholder's account or when there is a transfer from one Portfolio to another Portfolio or from one account to another account.

     (b) Since rights to fees are not vested, designations such as Dealer of Record shall cease upon termination of this Agreement or upon the investor's instructions to transfer an account to another Dealer of Record.

4. Each party to this Agreement represents that it currently is and, while this Agreement is in effect, will continue to be a member in good standing of the National Association of Securities Dealers, Inc. and agrees to abide by all Rules and Regulations of that Association, including the NASD Rules of Fair Practice. If you are a foreign dealer, not eligible for membership in the Association, you still agree to abide by the Rules and Regulations of the Association. We both agree to comply with all applicable state and federal laws, rules and regulations of the Securities and Exchange Commission and other authorized United States or foreign regulatory agencies. You further agree that you will not sell, offer for sale, or solicit shares of the Funds in any state where they have not been qualified for sale. You will solicit applications and sell shares only in accordance with the terms and on the basis of the representations contained in the appropriate prospectus and any supplemental literature furnished by us.

5.   IT IS AGREED

     (a) That neither of us shall withhold placing customers' orders for shares so as to profit as a result of such withholding.

     (b) We shall not purchase shares from the Fund except for the purpose of covering purchase orders already received, and you shall not purchase shares of the Fund except for the purpose of covering purchase orders already received by you or for your own bona fide investment purposes, provided, however, any shares purchased for your own bona fide investment purposes will not be resold except through redemption of the Fund.

     (c) We shall accept only unconditional orders. Any right granted to you to sell shares on behalf of the Fund will not apply to shares issued in connection with the merger or consolidation of any other investment company with the Fund or its acquisition, purchase or otherwise, of all or substantially all the assets of any investment company or substantially all the outstanding shares of any such company. Also, any such right shall not apply to shares issued, sold, or transferred, whether Treasury or newly issued shares, that may be offered by a Fund to its shareholders as stock dividends or splits for not less than "net asset value."

     (d) We reserve the right to reject any order or application for shares or to withdraw the offering price of shares entirely, and to change any sales charge and dealer concession, provided that no such change shall affect concessions on orders accepted by us prior to notice of such change is required by law.

     (e) You shall not purchase shares of a Fund from a shareholder at a price per share which is lower than the current net asset value per share which is next computed after the receipt of the tender of such shares by the shareholder.

     (f) If a sales charge and/or dealer concession apply to the purchase of shares of the Fund and, if such shares are tendered for redemption within seven business days after confirmation by us of your original purchase order for such shares, (i) you shall forthwith refund to us the full concession allowed to you on the original sale, and (ii) we shall forthwith pay to the Fund our share of the "sales charge" on the original sale by us, and shall also pay to the Fund the refund which we received under (i) above. You shall be notified by us of such redemption within ten days of the date on which proper request for redemption is delivered to us or the Fund. Termination or cancellation of this Agreement shall not relieve you or us from requirements of this subparagraph (f).

     (g) This agreement shall not be assigned or transferred in any manner including by operation of law.

 6. We will furnish you, without charge, reasonable quantities of Prospectuses and sales material or supplemental literature relating to the sale of shares of the Fund.

 7. In all sales of shares, you act as principal and are not employed by us as broker-agent or employee. You are not authorized to act for us nor to make any representations in our behalf. In purchasing or selling shares hereunder you are entitled to rely only upon the current Prospectus and supplemental literature approved by the Distributor. In the offer and sale of shares of the Fund, you shall not use any Prospectus or supplemental literature not approved in writing by the Distributor. No person is authorized to make any representations concerning shares of the Fund except those contained in a current Prospectus and supplemental literature approved in writing by the Distributor.

 8. That you will indemnify, defend, and hold harmless our firm and all of its affiliates, and their officers, directors, employees, agents, and assignees against all losses, claims, demands, liabilities, and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, whether or not resulting in any liability to any of them, or which they or any of them may incur, including but not limited to alleged violations of the Securities Act of 1933, as amended and/or to the Securities Exchange Act of 1934, as amended, arising out of the offer or sale of any securities pursuant to this Agreement, or arising out of the breach of any of the terms and conditions of this Agreement, other than any claim, demand, or liability arising from any untrue statement of alleged untrue statement of a material fact contained in a prospectus for our funds, as filed and in effect with the SEC, or any amendment or supplement thereto, or in any application prepared or approved in writing by our counsel and filed with any state regulatory agency in order to register or qualify under the securities laws thereof (the "blue sky applications"), or which shall arise out of or be based upon any omission or alleged omission to state therein a material fact required to be stated in the prospectus or any of the blue sky applications or which is necessary to make the statements or a part thereof not misleading, which indemnity provision shall survive the termination of this Agreement.

 9. No obligation not expressly assumed by us in this Agreement shall be implied therefrom.

10. Either party to this Agreement may terminate this Agreement by written notice to the other party. We may modify this Agreement at any time by written notice to you. Any notice shall be deemed to have been given on the date upon which it was either delivered personally to the other party or to any office or member thereof, or was mailed post-paid or delivered to a telegraph office for transmission at his or its address as shown herein.

11. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you herein.

12. This Agreement shall be construed in accordance with the laws of the State of Iowa and shall be binding upon both parties hereto when signed by both of us in the spaces provided below. This Agreement shall not be applicable to shares of the Fund in any state in which those shares are not qualified for sale.

13. If the foregoing represents your understanding, please so indicate by signing in the proper space below.

                                     Very truly yours,



                                     PRINCOR FINANCIAL SERVICES CORPORATION

                                     By:


We accept the offer set forth above, which constitutes a Selling Agreement with us.

BY:

DEALER:

ADDRESS:



DATE: